EXHIBIT 99.1

SKYE International hires new Vice President Sales and Marketing

L. Fred Huggins fills key role to expand sales and service network

SKYE International, Inc. (OTCBB: SKYI), the developer and marketer of next-generation electric tankless water heaters, is pleased to announce the appointment of Mr. L. Fred Huggins as the Company’s Vice President of Sales and Marketing.  Prior to joining the Company, Mr. Huggins was the Vice President Sales and Marketing of Noble Innovations Inc., a company that is developing a competing line of electric tankless water heaters.  Prior to this Mr. Huggins was Executive Vice President of Universal Metal Industries, Inc. and the President of Artech USA, LLC. Mr. Huggins had served in those positions since January 2002 and led all aspects of sales, marketing, and administration for the range hood manufacturing company, as well as launching the new brand and company of Artech. Beginning in 1979, Mr. Huggins held various positions and titles for the Whirlpool Corporation handling various aspects of sales and marketing, the most recent being the Purchase Experience and product launch manager for Whirlpool Corporation from April 1996 through December 2001. During that time, Mr. Huggins was the project lead delivering nationwide experiential new product launches that included developing launch strategy, budgets, scheduling, executing and follow up of the launch. Mr. Huggins also worked as a Division and Sales Manager of the Retail Channel, a Manager of Retail Marketing Education and Builder Marketing Education, a Field Sales Manager, and an Account Manager for the Whirlpool Corporation. Mr. Huggins received a Bachelor of Science in Business Administration from Florida State University and performed Graduate Studies at the University of South Florida.

Mr. Huggins will join an existing sales and marketing department staffed with regional product managers across the United States.  Mr. Huggins will be primarily responsible for overseeing and building the Company’s growing network of manufacturer representatives and wholesale distributors across the country.

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This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as "should,""may," "expects" or "intends," and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: the possibility that the market will not respond positively to the Company’s products, that early interest in the Company or its products will fail to result in commercially viable products, challenges arising from competition, problems encountered in commercializing technologies, such as the Company’s Paradigm technology, the potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in ramping up product production, potential problems in protecting the Company's intellectual property, and problems securing the necessary financing to continue business operations. Further information concerning these and other risks are included in the Company's filings with the Securities and Exchange Commission.

Contact:  Gregg Johnson, Skye International, Inc.

(480) 993-2300

tankless.com